Exhibit 99.1

Jaguar Health Company Name Now Updated on Nasdaq.com Post-Merger

Jaguar’s Post-Merger Market Cap Expected to be Updated on Nasdaq.com and Other Web-based Financial Data Platforms Later this Month

San Francisco, CA (August 16, 2017): Jaguar Health, Inc. (NASDAQ: JAGX) (Jaguar), a natural-products pharmaceuticals company focused on developing and commercializing novel, sustainably derived gastrointestinal products for both human prescription use and animals on a global basis, provided the following general updates today regarding the post-merger transition process.

As previously announced, the merger of Jaguar Animal Health, Inc. and Napo Pharmaceuticals, Inc. (Napo) became effective July 31, 2017 (Merger), at which point Jaguar Animal Health’s name changed to Jaguar Health, Inc. and Napo began operating as a wholly-owned subsidiary of Jaguar focused on human health and the ongoing commercialization of, and development of follow-on indications for, Mytesi®.

Jaguar’s company name is now updated on Nasdaq.com, and it is expected that Jaguar’s market capitalization figure will be updated on Nasdaq.com and on third-party Web-based financial data platforms like Yahoo Finance later this month. The term “market capitalization” refers to the total market value of a company’s outstanding shares of voting common stock, and is commonly referred to as a company’s “market cap”. As of today, Jaguar’s quantity of outstanding shares of voting and non-voting common stock has increased to approximately 67.7 million.

Although Jaguar’s stock is continuing to trade under the same ticker symbol, “JAGX”, effective today the CUSIP number for Jaguar’s common stock is now 47010C201. No action is required by existing stockholders with respect to Jaguar’s name change or the CUSIP number change.

On Friday, August 4, 2017, Jaguar filed a registration statement with respect to shares held by Nantucket Investments Limited (Nantucket). This registration statement is still undergoing review by the Securities and Exchange Commission and details certain restrictions related to any sale of the indicated shares by Nantucket. For example, pursuant to the terms of the Investor Rights Agreement, dated March 31, 2017, between Jaguar and Nantucket, until April 1, 2018, Nantucket is not permitted to sell shares of Jaguar non-voting common stock on the open market that it received at the closing of the Merger at a price less than $1.00 per share unless approved in writing in advance by Jaguar’s CEO or CFO. In addition, certain shares of Jaguar non-voting common stock held by Nantucket are currently held in escrow and cannot be transferred or sold until such shares are released to either Nantucket and/or the legacy stockholders of Napo, depending on whether certain specified conditions are met over a specified three-year period of time.

“Jaguar Health’s growing team is excited about the value we believe the combination with Napo’s uniquely positioned human health business has created—and most importantly the ongoing commercialization of Mytesi® and the development of important potential Mytesi® follow-on indications for chemotherapy-induced diarrhea, for orphan-drug indications for infants and children with congenital diarrheal disorders and short bowel syndrome, as a second-generation anti-secretory agent for use in cholera patients, and for supportive care for irritable bowel syndrome and inflammatory bowel disease,” Lisa Conte, Jaguar’s president and CEO, stated.

Jaguar Health’s next expected veterinary product commercial launch will be for Equilevia™, a personalized premium proprietary total gut health product for equine athletes, which will be non-prescription.

About Mytesi®

Mytesi® (crofelemer) is an antidiarrheal indicated for the symptomatic relief of noninfectious diarrhea in adult patients with HIV/AIDS on antiretroviral therapy (ART). Mytesi® is not indicated for the treatment of infectious diarrhea. Rule out infectious etiologies of diarrhea before starting Mytesi®. If infectious etiologies are not considered, there is a risk that patients with infectious etiologies will not receive the appropriate therapy and their disease may worsen. In clinical studies, the most common adverse reactions occurring at a rate greater than placebo were upper respiratory tract infection (5.7%), bronchitis (3.9%), cough (3.5%), flatulence (3.1%), and increased bilirubin (3.1%).

More information and complete Prescribing Information are available at Mytesi.com. Crofelemer, the active ingredient in Mytesi®, is a botanical (plant-based) drug extracted and purified from the red bark sap of the medicinal Croton lechleri tree in the Amazon rainforest. Napo has established a sustainable harvesting program for crofelemer to ensure a high degree of quality and ecological integrity.

About Jaguar Health, Inc.

Jaguar Health, Inc. is a natural-products pharmaceuticals company focused on developing and commercializing novel, sustainably derived gastrointestinal products for both human prescription use and animals on a global basis. Our wholly-owned subsidiary, Napo Pharmaceuticals, Inc., focuses on developing and commercializing proprietary human gastrointestinal pharmaceuticals for the global marketplace from plants used traditionally in rainforest areas. Our Mytesi® (crofelemer) product is approved by the U.S. FDA for the symptomatic relief of noninfectious diarrhea in adults with HIV/AIDS on antiretroviral therapy. Mytesi® is in development for multiple possible follow-on indications, including chemotherapy-induced diarrhea; orphan-drug indications for infants and children with congenital diarrheal disorders and short bowel syndrome; supportive care for inflammatory bowel disease (IBD); irritable bowel syndrome (IBS); and as a second-generation anti-secretory agent for use in cholera patients. Canalevia™ is our lead animal prescription drug candidate, intended for treatment of various forms of diarrhea in dogs. Equilevia™ is Jaguar’s non-prescription product for total gut health in equine athletes. Canalevia™ and Equilevia™ contain ingredients isolated and purified from the Croton lechleri tree, which is sustainably harvested. Neonorm™ Calf and Neonorm™ Foal are Jaguar’s lead non-prescription animal products. Mytesi®, Canalevia™, Equilevia™ and Neonorm™ are distinct products that act at the same last step in a physiological pathway generally present in mammals.

For more information about Jaguar, please visit jaguar.health. For more information about Napo, visit napopharma.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” These include statements regarding the value created by the combination with Napo’s human health business, the development of potential Mytesi® follow-on indications, and the next expected veterinary product commercial launch. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this release are only predictions. Jaguar has based these forward-looking statements largely on its current expectations and projections about future events. These forward-looking statements speak only as of the date of this release and are subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond Jaguar’s control. Except as required by applicable law, Jaguar does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Source: Jaguar Health, Inc.

Contact:

Garth Russell

KCSA Strategic Communications

P: 212-896-1250

grussell@kcsa.com

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